UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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[ ]	Soliciting Material Pursuant to §240.14a-12

Uni-Pixel, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Uni-Pixel, Inc.

4699 Old Ironsides Drive, Suite 300,
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held June 8, 2016

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Uni-Pixel, Inc. on June 8, 2016, which will be held at Uni-Pixel’s headquarters, 4699 Old Ironsides Drive, Suite 300, Santa Clara, California 95054 at 9:00 a.m., local time. Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy voting card. The Proxy Statement included with this notice discusses each of our proposals to be considered at the Annual Meeting. Please review our annual report on Form 10-K for the year ended December 31, 2015 on our website at http://www.unipixel.com (under “Investors”).

At this year’s meeting, you will be asked to: (1) elect six directors to serve terms of one year each; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) ratify the appointment of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2016; (4) approve an amendment to the Uni-Pixel, Inc. 2011 Stock Incentive Plan; and (5) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 22, 2016 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment and postponements thereof (the “Record Date”).

Please complete, sign, date, and return your voting card promptly in the enclosed envelope.

Sincerely,

/s/ Jeff A. Hawthorne
Jeff A. Hawthorne
President and Chief Executive Officer

Santa Clara, California

April 25, 2016

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Uni-Pixel, Inc.

4699 Old Ironsides Drive, Suite 300,

Santa Clara, California 95054

Notice of Annual Meeting of Stockholders

to be held June 8, 2016

To the Stockholders of Uni-Pixel, Inc.:

The 2016 Annual Meeting of Stockholders will be held at UniPixel’s headquarters, 4699 Old Ironsides Drive, Suite 300, Santa Clara, California 95054 at 9:00 a.m., local time, on June 8, 2016. During the Annual Meeting, stockholders will be asked to:

(1)	Elect six directors to serve until our next annual meeting or until the election and qualification of their successors;

(2)	Approve, on an advisory basis, the compensation of our named executive officers;

(3)	Ratify the appointment of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(4)	Approve an amendment to the Uni-Pixel, Inc. 2011 Stock Incentive Plan; and

(5)	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

If you are a stockholder as of April 22, 2016, you may vote at the meeting. The date of mailing this Notice of Meeting and Proxy Statement is on or about April 29, 2016.

By order of our Board of Directors

/s/ Christine A. Russell
Christine A. Russell
Chief Financial Officer and Corporate Secretary

April 25, 2016

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PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are first being mailed, beginning on or about April 29, 2016, to owners of shares of common stock of Uni-Pixel, Inc. (which may be referred to in this Proxy Statement as “we,” “us,” “UniPixel,” or the “Company”) in connection with the solicitation of proxies by our board of directors (“Board”) for our annual meeting of stockholders to be held on June 8, 2016 at 9:00 a.m., local time, at the 4699 Old Ironsides Drive, Suite 300, Santa Clara, California 95054 (referred to as the “Annual Meeting”). This proxy procedure permits all stockholders, many of whom are unable to attend the Annual Meeting, to vote their shares at the Annual Meeting. Our Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

CONTENTS

●	About The Meeting: Questions and Answers - page 5
●	Governance of the Company – page 9
●	Proposal 1 – Election of Directors – page 14
●	Executive Compensation and Other Information – page 19
●	Security Ownership Of Certain Beneficial Owners And Management – page 25
●	Proposal 2 – Approve, on advisory basis, the compensation of our named executive officers – page 27
●	Report of the Audit Committee – page 28
●	Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm – page 29
●	Proposal 4 – Approval of an Amendment to the Uni-Pixel, Inc. 2011 Stock Incentive Plan – page 30
●	Certain Relationships and Related Transactions – page 35
●	Requirements for Advance Notification of Nominations and Stockholder Proposals – page 35
●	Other Matters – page 35

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. SIGNING AND RETURNING A PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING.

THANK YOU FOR ACTING PROMPTLY

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2016: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015 are also available at http://www.unipixel.com, which does not have “cookies” that identify visitors to the site.

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About The Meeting: Questions And Answers

What am I voting on?

At this year’s meeting, you will be asked to:

(1)	Elect six directors to serve until the next annual meeting of stockholders or until the election and qualification of their successors;

(2)	Approve, on an advisory basis, the compensation of our named executive officers (commonly known as, and sometimes referred to in this Proxy Statement as, a “Say on Pay” proposal);

(3)	Ratify the appointment of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(4)	Approve an amendment to the Uni-Pixel, Inc. 2011 Stock Incentive Plan; and

(5)	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Stockholders of record at the close of business on April 22, 2016 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents each share of our common stock has one vote. There were 38,251,836 shares of common stock outstanding on April 22, 2016. From May 29, 2016 through June 8, 2016, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Christine A. Russell, our Chief Financial Officer and Corporate Secretary, at (408) 675-5079 to arrange a visit to our offices. In addition, the list of stockholders will be available for viewing by stockholders at the Annual Meeting.

How do I vote?

You may vote over the Internet, by telephone, by mail or in person at the Annual Meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Vote by Internet. You can vote via the Internet at www.proxyvote.com. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Tuesday, June 7, 2016. Internet voting is available 24 hours a day. If you vote via the Internet, you do not need to vote by telephone or return a proxy card.

Vote by Telephone. You can vote by telephone by calling the toll-free telephone number 1-800-690-6903. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Eastern Time on Tuesday, June 7, 2016. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to vote over the Internet or return a proxy card.

Vote by Mail. If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to Uni-Pixel, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

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Vote in Person at the Meeting. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

If you vote by any of the methods discussed above, you will be designating Jeff A. Hawthorne, our President and Chief Executive Officer, and Christine A. Russell, our Chief Financial Officer and Corporate Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares. The availability of Internet voting will depend on the voting process of your bank, broker or other nominee. Please check with your bank, broker or other nominee and follow the voting instructions it provides.

You should instruct your bank, broker or other nominee how to vote your shares. If you do not give voting instructions to the bank, broker or other nominee, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Under the regulations applicable to New York Stock Exchange member brokerage firms (many of whom are the record holders of shares of our common stock), the uncontested election of directors is no longer considered a routine matter. Matters related to executive compensation are also not considered routine. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your broker or other nominee instructions on how to vote your shares with respect to these matters, votes may not be cast on your behalf. If your bank, broker or other nominee indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold our Annual Meeting, but a broker non-vote will not otherwise affect the outcome of a vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires a majority of the outstanding shares, a broker non-vote has the same effect as a vote against the proposal.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, you will be appointing Jeff A. Hawthorne, our President and Chief Executive Officer, and Christine A. Russell, our Chief Financial Officer and Corporate Secretary, as your proxies. They may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your shares of common stock may be voted.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors (see Proposal 1); “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (see Proposal 2); “FOR” the ratification of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (see Proposal 3); and “FOR” the approval of the amendment to the Uni-Pixel 2011 Stock Incentive Plan (see Proposal 4). We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

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How do I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

●	Notifying our Corporate Secretary, Christine A. Russell, in writing at 4699 Old Ironsides Drive, Suite 300, Santa Clara, California 95054, that you are revoking your proxy;

●	Submitting a proxy at a later date via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

●	Attending and voting by ballot at the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee, you should check with your bank, broker or other nominee and follow the voting instructions your bank, broker or other nominee provides.

Who will count the votes?

A representative from PMB Helin Donovan, our auditors, will act as the inspector of election and count the votes.

What constitutes a quorum?

The holders of a majority of the 38,251,836 eligible votes as of the record date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each proposal?

Election of Directors. For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the six nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy or voting instructions marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Say-on-Pay Proposal. Proposal 2 is an advisory vote and is non-binding on the Company and the Board. The proposal solicits advice only and therefore, there is no minimum number of votes required with respect to the Say-on-Pay Proposal.

Ratification of the Appointment of Independent Registered Public Accounting Firm. For Proposal 3, the affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter will be required for approval.

Approval of the amendment to Uni-Pixel, Inc. 2011 Stock Incentive Plan. For Proposal 4, the affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter will be required for approval.

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Other Proposals. Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter at the meeting in order to be approved, except when a different vote is required by law, our certificate of incorporation or our Bylaws.

Abstentions and broker non-votes with respect to any matter will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast. Accordingly, abstentions and broker non-votes will not be counted as votes in favor of the Proposals.

What percentage of our common stock do our directors and officers own?

As of April, 22, 2016 our director-nominees and executive officers beneficially owned approximately 1.1% of our outstanding common stock. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 25 for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. Further, proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

PMB Helin Donovan served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal year ended December 31, 2015 and has been appointed to serve as our independent registered public accounting firm for 2016. We expect that representatives of PMB Helin Donovan will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the Annual Meeting.

What are the recommendations of our Board?

The recommendations of our Board are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

●	FOR the election of the nominated directors (see Proposal 1);

●	FOR the approval, in an advisory capacity, of the compensation paid to our named executive officers (see Proposal 2);

●	FOR the ratification of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (see Proposal 3); and

●	FOR the approval of an amendment to the Uni-Pixel, Inc. 2011 Stock Incentive Plan (see Proposal 4).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

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Governance of the Company

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the General Corporation Law of the State of Delaware and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its Committees. There are no family relationships between any director, executive officer or person nominated to become a director.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Stockholder Communications

Stockholders may communicate with the members of the Board, either individually or collectively, by writing to the Board at 4699 Old Ironsides Drive, Suite 300, Santa Clara, California 95054. These communications will be reviewed by the office of the Corporate Secretary as agent for the non-employee directors in facilitating direct communication to the Board. The Corporate Secretary’s office will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports under our Whistleblower Policy. Further, the Corporate Secretary’s office will disregard communications that are bulk mail, solicitations to purchase products or services not directly related either to us or the non-employee directors’ roles as members of the Board, sent other than by stockholders in their capacities as such or from particular authors or regarding particular subjects that the non-employee directors may specify from time to time, and all other communications which do not meet the applicable requirements or criteria described below, consistent with the instructions of the non-employee directors.

General Communications. The Corporate Secretary’s office will summarize all stockholder communications directly relating to our business operations, the Board, our officers, our activities or other matters and opportunities closely related to us. This summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Nominating and Corporate Governance Committee (the “Governance Committee”).

Stockholder Proposals and Director Nominations and Recommendations. Stockholder proposals are reviewed by the Corporate Secretary’s office for compliance with the requirements for such proposals set forth in our Bylaws and in Regulation 14a-8 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”). Stockholder proposals that meet these requirements will be summarized by the Corporate Secretary’s office. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Governance Committee.

Stockholder nominations for directors are reviewed by the Corporate Secretary’s office for compliance with the requirements for director nominations that are set forth in our Bylaws. Stockholder nominations for directors that meet these requirements are summarized by the Corporate Secretary’s office. Summaries and copies of the nominations or recommendations are then circulated to the Chairman of the Governance Committee.

The Governance Committee will consider director candidates recommended by stockholders. If a director candidate is recommended by a stockholder, the Governance Committee expects to evaluate such candidate in the same manner it evaluates director candidates it identifies. Stockholders desiring to make a recommendation to the Governance Committee should follow the procedures set forth above regarding stockholder nominations for directors.

Retention of Stockholder Communications. Any stockholder communications which are not circulated to the Chairman of the Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Corporate Secretary’s office for at least ninety calendar days from the date on which they are received, so that these communications may be reviewed by the directors generally if such information relates to the Board as a whole, or by any individual to whom the communication was addressed, should any director elect to do so.

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Distribution of Stockholder Communications. Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

Attendance at Annual Meetings. We encourage our Board members to attend the annual meeting each year. All Board members attended last year’s annual meeting.

Corporate Governance and Board Matters - Director Independence

The Board held 17 meetings during the year ended December 31, 2015. Each of our directors attended at least 75% of the aggregate Board meetings and meetings of the Board committee(s) of which he or she is a member.

The Governance Committee operates pursuant to a charter, which can be viewed on our website at http://www.unipixel.com (under “Investors”). In determining the independence of our existing directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”). Pursuant to these rules, the Board concluded its annual review of existing director independence on April 18, 2016. After considering all relevant facts and circumstances, the Board affirmatively determined that all of the directors then serving on the Board, including those existing directors nominated for reelection at the Annual Meeting with the exception of Jeff A. Hawthorne, who is employed by us, are independent of us under NASDAQ’s rules.

Committees of our Board

The Board has three standing committees: the Audit Committee (all Audit Committee members satisfy the independence standards of the Exchange Act and NASDAQ’s rules), the Compensation Committee, and the Governance Committee. Charters have been adopted for all committees. Carl J. Yankowski (Chairman), William Wayne Patterson and Anthony J. LeVecchio are the current members of the Audit Committee. Malcolm J. Thompson (Chairman), Bruce I. Berkoff, and Ross A. Young are the current members of the Compensation Committee. Bruce I. Berkoff (Chairman), Ross A. Young and Malcolm Thompson are the current members of the Governance Committee. Messrs. Patterson, Yankowski and Berkoff are retiring from the Board and will not be standing for re-election at the 2016 Annual Meeting of Shareholders scheduled for June 8, 2016. A new member for the Audit Committee will be appointed at that time.

Audit Committee

The Audit Committee consists of three non-employee directors, all of whom are “independent” as defined under section 5605(a)(2) of the NASDAQ Listing Rules. In addition, the Board has determined that Anthony J. LeVecchio and Carl J. Yankowski, the Chairman of our Audit Committee, qualify as “audit committee financial experts” as defined in the rules of the SEC. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.unipixel.com (under “Investors”). The Audit Committee met 4 times during 2015 with all members in attendance at each meeting. The role of the Audit Committee is to:

●	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

●	oversee management’s maintenance of internal controls and procedures for financial reporting;

●	oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

●	oversee the independent auditor’s qualifications and independence;

●	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

●	prepare the report required by the rules of the SEC to be included in our Proxy Statement; and

●	discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law, rule or regulation.

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Compensation Committee

The Compensation Committee consists of three non-employee directors, all of whom are “independent” as defined in section 5605(a)(2) of the NASDAQ Listing Rules. The Compensation Committee met 4 times during 2015 with all members in attendance at each meeting. The role of the Compensation Committee is to:

●	develop and recommend to the independent directors of the Board, for approval by the independent directors on the Board, the annual compensation (base salary, bonus, stock options and other benefits) for our President/Chief Executive Officer;

●	review, approve and recommend to the independent directors of the Board the annual compensation (base salary, bonus and other benefits) for all of our executives (Vice Presidents and above);

●	review, approve and recommend to the Board the aggregate number of stock options to be granted to employees below the level of Vice President;

●	ensure that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders; and

●	prepare certain portions of our annual Proxy Statement, including an annual report on executive compensation.

A copy of the charter of the Compensation Committee is available on our website at www.unipixel.com (under “Investors”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, or the “Governance Committee”, consists of three independent directors, as that term is defined in section 5605(a)(2) of the NASDAQ Listing Rules. The Governance Committee met 4 times during 2015 with all members in attendance at each meeting. The role of the Governance Committee is to:

●	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;

●	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;

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●	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;

●	to review on an annual basis and recommend to the Board one member of the Board to serve as Chair;

●	annually recommend to the Board persons to be nominated for election as directors;

●	recommend to the Board the members of all standing Committees;

●	adopt or develop for Board consideration corporate governance principles and policies; and

●	provide oversight to the strategic planning process conducted annually by our management.

A copy of the charter of the Governance Committee is available on our website at www.unipixel.com (under “Investors”).

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in technology; research and development; finance, accounting and banking; or marketing and sales.

There is no difference in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In evaluating nominations to the Board of Directors, the Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. Each of the candidates nominated for election to our Board was recommended by the Governance Committee.

Compensation Committee Interlocks

During 2015, Bernard T. Marren, Malcolm J. Thomson, Bruce I. Berkoff, and Ross A. Young served on the Compensation Committee. None of these individuals has ever been an officer or employee of ours. Mr. Marren resigned from the Board of Directors on November 2, 2015 and he was replaced as a member of the Compensation Committee by Dr. Thompson on November 10, 2015. In addition, none of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

Code of Ethics for Senior Financial Officers

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to our principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to our employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest.

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The Code of Ethics includes procedures for reporting violations of the Code of Ethics. In addition, the Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Ethics is intended to comply with the rules of the SEC and includes these required procedures. The Code of Ethics is available on our website at www.unipixel.com (under “Investors”).

Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to a Board committee or the full Board for oversight as follows:

Full Board - Risks and exposures associated with strategic, financial, cyber security and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

Audit Committee - Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee - Risks and exposures relating to corporate governance and management and director succession planning.

Compensation Committee - Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors, and two directors may be appointed to serve as Co-Chairman. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated. The Company has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer. The Board believes that the separation of the offices of the Chairman of the Board and Chief Executive Officer is in the best interests of the Company and will review this determination from time to time.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. No transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2015 that was submitted to the Board for approval as a “related party” transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable stockholders timely filed these reports.

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Proposal 1 — Election Of Directors

Nominees for Election

The Board currently has seven members. Messrs. Patterson, Yankowski and Berkoff have provided notice of their intent to retire from the Board at the end of their term and not stand for re-election at the Annual Meeting of Stockholders on June 8 2016. The Board has approved reducing the size of the Board to six members effective as of the Annual Meeting of Stockholders. Our Board, upon the recommendation of the Governance Committee, has nominated six individuals to serve as directors, including each of our four incumbent directors other than Messrs. Patterson, Yankowski and Berkoff. Each nominee has agreed, if elected, to serve until the next annual meeting of stockholders or until the election and qualification of his or her successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

The following biographical information is furnished as to each nominee for election as a director:

Jeff A. Hawthorne. Biographical information for Mr. Hawthorne is set forth below under “Executive Compensation and Other Information”. We believe that Mr. Hawthorne’s business experience, in particular his experience as an executive in several other display and optical technology companies, qualifies him to serve as a Director of Uni-Pixel, Inc.

Ross A. Young, 50. Mr. Young has served as a director since May 20, 2008. Mr. Young founded DisplaySearch, the leading provider of market intelligence on displays and related technology, in 1996, sold it to The NPD Group in 2005 and is credited with building the firm to what it is today. After leaving DisplaySearch in 2008, he served as VP at Samsung LCD before joining IMS Research in late 2009 as SVP of displays, LEDs and lighting. He left this position in January 2012 and currently provides his services as an independent consultant. Mr. Young has made multiple appearances on television, including NBC’s The Today Show, as a display industry expert, and has been an invited speaker at over 30 different conferences worldwide. Mr. Young was appointed to the Board of Directors of semiconductor start-up Akhan Technologies in 2010 and the Advisory Board of Illumitex, an LED start-up, in 2009. Mr. Young received The NPD Group’s prestigious John Byington Award for outstanding creativity and innovation in November 2006, was appointed to the Board of Directors at Westar Display Technologies in February 2005 and was named to the VLSI Research Executive All-Star Team in 1994. Prior to founding DisplaySearch in 1996, he served in senior marketing positions at OWL Displays, Brooks Automation, Fusion Semiconductor and GCA in the driver IC, flat panel automation, etch and strip and lithography markets. He is also a published author, having written a book on U.S. - Japanese competition titled Silicon Sumo: U.S.-Japan Competition and Industrial Policy in the Semiconductor Equipment Industry. Mr. Young holds a Bachelors degree in economics from the University of California at San Diego.

Mr. Young’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our Board of Directors and other Board committees. With his business experience and educational background, Mr. Young is well-versed in new technologies to help lead our company and is well-versed in the review and evaluation of financial statements of publicly traded companies. He provides valuable insight to our Board of Directors and other Board committees.

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Anthony J. LeVecchio, 69. Mr. LeVecchio has served as a director since May 9, 2011. Mr. LeVecchio has been the president and owner of The James Group, a general business consulting firm that has advised clients across a range of industries, since 1988. Prior to forming The James Group, Mr. LeVecchio was the senior vice president and chief financial officer for VHA Southwest, Inc., a regional healthcare system. Mr. LeVecchio currently serves as director, advisor and executive of private and public companies in a variety of industries. Mr. LeVecchio also currently serves on the Board of Directors of ViewPoint Financial Group, a community bank based in Plano, Texas that is listed on The NASDAQ Global Select Market and as chairman of its Audit Committee. Mr. LeVecchio holds a Bachelor of Economics and an M.B.A. in Finance from Rollins College.

Mr. LeVecchio’s leadership roles in numerous companies make him a valuable member of our Board of Directors and Audit Committee. The extensive management experience he has acquired in these roles provides him with the knowledge to assist with financial, accounting, regulatory and administrative matters. Mr. LeVecchio is well-versed in accounting principles and financial reporting rules and regulations, and is equipped to evaluate financial results and participate in our Audit Committee.

Malcolm J. Thompson, 70. Dr. Thompson has served as a director since August 19, 2014. In March 2013, Dr. Thompson was appointed CEO of the Nano-Bio Manufacturing Consortium, which is funded by the Air Force to develop real time next generation human performance monitoring using flexible electronics to monitor stress, fatigue and cognitive ability. Since January 2002, Dr. Thompson has been President of MJT Associates, which provides high-tech business and technology consulting. Dr. Thompson has over 25 years of experience in the display industry and is a recognized worldwide authority. Dr. Thompson was Chairman and CEO of RPO from December 2006 to March 2011. RPO was a multinational company that developed a revolutionary new touch technology for LCD displays. Dr. Thompson was board member and eventually succeeded Floyd Kvamme as Chairman of the board of Photon Dynamics from 1993 to 2008. Dr. Thompson was also a board member of Cambridge Display Technology from 2005 to 2007. Dr. Thompson was interim and part time CEO of Vitex from April 2003 to December 2005 and President and CEO of Novalux from March 2009 to December 2010. Dr. Thompson held various positions, rising to be Chief Technologist at the Xerox Palo Alto Research Center (PARC) from 1982-1995, where he was responsible for the advanced development and commercialization of revolutionary new imaging systems. His group produced the first desktop high resolution TFT LCD. That technology was used to develop one of the first digital X-ray systems. He spun this activity out of PARC and was the founder, President and CEO of dpiX from January 1995 to March 1999. Dr. Thompson was the founder and Chairman of the board of USDC, now FlexTech Alliance and has been a board member from 1993 to the present. Dr. Thompson has served on Audit, Nominating and Compensation Committees for various public and private companies. Dr. Thompson has been given many prestigious awards and was appointed a Technology Pioneer at the World Economic Forum in 2000 and 2001. Dr. Thompson led a US/Japan Trade and Partners delegation on flat panel displays in his capacity as Chairman of the board of USDC. Dr. Thompson has a BSc and PhD from Brighton University in the UK.

Dr. Thompson’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our Board of Directors and other Board committees. With his business experience and educational background, Dr. Thompson is well-versed in new technologies to help lead our company and is well-versed in the review and evaluation of financial statements of publicly traded companies. He provides valuable insight to our Board of Directors and other Board committees.

James E. Doran, 67. Mr. Doran is currently an executive-level consultant for companies ranging from small start-ups to multi-billion dollar international corporations. His recent consulting experience includes engagements with Brewer Science, Digimarc, Ramtron, Sun Power and Transphorm. Mr. Doran’s expertise is in assessing the strengths and weaknesses of technology companies and developing and leading strategies and initiatives to improve their competitiveness. He also helps companies form partnerships and joint ventures, where his extensive international and joint-venture experience is a major benefit. Mr. Doran also serves as a consulting partner with L.B. Day & Company, Inc., a West Coast-based strategic planning and organization-development consulting firm. Mr. Doran has had a successful 40-year career in the semiconductor business. He started as a process engineer at Signetics, advanced to engineering and operations management at Intersil, ran development facilities for Intel, then ran semiconductor fabs for AMD in California, Texas, and Germany. Mr. Doran has been COO for Spansion, where he ran all aspects of operations worldwide. Most recently, he served as the first Senior VP of Worldwide Operations for GlobalFoundries, running the factories in Germany, Singapore, and New York. Mr. Doran has had extensive international experience in Germany, Japan, China, Malaysia, and Thailand, and he helped establish one of the most successful US/Japan joint ventures (Fujitsu AMD Semiconductor Limited) and one of the most successful solar joint ventures (Sunpower and AUO). Mr. Doran holds a Bachelor’s degree in Physics from Northwestern University and a Master’s degree in Physics from the University of Wisconsin. He has served on the Board of Directors of publicly traded companies Spansion and Ramtron, and on various Advisory Boards. Mr. Doran has been a frequent speaker at technology conferences in the US, Germany and Japan. He also served as the executive leader of ISSM (International Semiconductor Symposium on Manufacturing), and has been a frequent guest speaker at Stanford as part of SIMA (the Stanford Industry Manufacturing Association).

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Mr Doran’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our Board of Directors and other Board committees. With his business experience and educational background, Mr. Doran is well-versed in new technologies to help lead our company and is well-versed in the review and evaluation of financial statements of publicly traded companies.

Sam I. Young, 68. Mr. Young is co-founder of four technology companies including Flash pioneer Exel Microelectronics, Corsair Microsystems , the Hyundai Electronics Flash memory division currently doing in excess of $2 billion in revenue and healthcare start-up NuEnerchi Inc. Mr. Young has over 35 years of experience in RF and embedded products, touch screen controllers, memory, logic, solar energy, LED lighting, cloud computing and software, during which time he was responsible for managing companies, defining product lines, sales and P&L. Mr. Young served as an executive at several public companies with sales of hundreds of millions of dollars as well as nine start-ups as a direct employee and over a dozen more as an advisor or part time executive. Mr. Young serves or has served on the advisory board or board of directors of multiple technology firms and has participated in raising well over $100 million in venture capital and formed many strategic relationships with fortune 500 companies. He has extensive experience in doing business in Asia and built and managed six sales forces from ground up. Mr. Young defined and introduced over 30 products to the market. Mr. Young chaired the EIA/JEDEC standards committee for all memory for four years and was formerly the Director for Dataquest’s memory service before they were acquired by the Gartner Group. Mr. Young is a published author of numerous articles for technical journals and magazines including two cover stories for the top Electronics publications. He also chaired and organized numerous sessions at technical conferences. Mr. Young is currently the president of Young and Associates, a firm with worldwide resources formed to help companies in the areas of strategic and five-year business planning, general management, product and market positioning/strategy, public relations and branding, marketing, strategic partnership creation, operations and, sales channel and business development and has consulting services focused on sales to the Company in 2016. Prior to Young and Associates he served as CEO of Lynguent Inc. an EDA company with a revolutionary software product enabling the fast creation of analog circuit models to dramatically reduce the simulation time for mixed signal circuits. Mr. Young holds a Bachelor degree in electrical engineering from Pratt University in New York City.

Mr. Young’s technology industry and leadership experience, makes him highly qualified to serve as a member of our Board of Directors and other Board committees. With his business experience and educational background, Mr. Young is well-versed in new technologies to help lead our company and is well-versed in the areas of Sales and Marketing as well as general management and building first class organizations.

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Corporate Governance and Board Matters – Director Compensation

The table below summarizes the total compensation paid to or earned by our directors during 2015. The amounts represented in the “Option Awards” column reflects the stock compensation expense recorded by the Company and does not necessarily equate to the income that will ultimately be realized by the director for such awards. The table does not include Mr. Hawthorne, whose compensation is described in the Summary Compensation Table below.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Change in pension value and nonqualified deferred compensation earnings	All Other Compensation	Total
Bernard T. Marren (1)	—	$70,688	$—	—	—	—	$70,688
Carl J. Yankowski	—	86,514	—	—	—	—	86,514
Bruce I. Berkoff	—	86,514	—	—	—	—	86,514
Ross A. Young	—	86,514	—	—	—	—	86,514
William Wayne Patterson	—	86,514	3,436	—	—	—	89,950
Anthony J. LeVecchio	—	86,514	3,436	—	—	—	89,950
Malcolm J. Thompson	—	1,741	15,971	—	—	—	17,712

(1)	Mr. Marren resigned from the Board on October 27, 2015.

(2)	Amounts reflect restricted stock awards granted for fiscal year 2015. The amounts represent the aggregate grant date fair value of the awards granted to each named director computed in accordance with stock-based accounting rules (FASB ASC Topic 718). The restricted stock awards granted on April 26, 2013 vest 1/3rd on March 1, 2014, 1/3rd on March 1, 2015 and 1/3rd on March 1, 2016. The restricted stock awards granted on April 14, 2014 vest 1/3rd on April 14, 2015, 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017. The restricted awards granted on July 31, 2015 vest 1/3rd on July 31, 2016, 1/3rd on July 31, 2017 and 1/3rd on July 31, 2018.

(3)	At December 31, 2015, Messrs. Yankowski, Berkoff, Young, Patterson and LeVecchio each held stock awards to acquire 15,400 shares of common stock, respectively. Dr. Thompson held stock awards to acquire 10,000 shares of common stock.

(4)	At December 31, 2015, Messrs. Marren, Yankowski, Berkoff, Young, Patterson and LeVecchio and Dr. Thompson held options to acquire 95,000, 76,001, 25,334, 37,334, 26,667, 18,667 and 3,149 shares of common stock, respectively.

On July 31, 2015, each of Messrs. Marren, Yankowski, Young, Patterson and LeVecchio and Dr. Thompson were awarded 10,000 shares of common stock pursuant to our 2011 Stock Incentive Plan, at a price of $1.24 per share, which was the closing price of the Company’s common stock on the date of grant. These shares vest 1/3rd on July 31, 2016, 1/3rd on July 31, 2017 and 1/3rd on July 31, 2018.

On April 14, 2014, each of Messrs. Marren, Yankowski, Young, Patterson and LeVecchio were awarded 5,400 shares of common stock pursuant to our 2011 Stock Incentive Plan, at a price of $8.50 per share, which was the closing price of the Company’s common stock on the date of grant. These shares vest 1/3rd on April 14, 2015, 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017.

On April 26, 2013, each of Messrs. Marren, Yankowski, Young, Patterson and LeVecchio were awarded 5,400 shares of common stock pursuant to our 2011 Stock Incentive Plan, at a price of $38.70 per share, which was the closing price of the Company’s common stock on the date of grant. These shares vest 1/3rd on March 1, 2014, 1/3rd on March 1, 2015 and 1/3rd on March 1, 2016.

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Overview

UniPixel’s director compensation program consists only of equity-based compensation. The equity compensation is designed to build an ownership stake in the Company while conveying an incentive to directors relative to the returns recognized by our stockholders. All directors are reimbursed for ordinary and reasonable expenses incurred in exercising their responsibilities in accordance the Company’s Travel and Entertainment Expense Reimbursement policy applicable to all employees of the Company.

No Cash-Based Compensation

Company non-employee directors currently do not receive an annual stipend. All directors are reimbursed for ordinary and reasonable expenses incurred in exercising their responsibilities in accordance the Company’s Travel and Entertainment Expense Reimbursement policy applicable to all employees of the Company.

Equity-Based Compensation

Under provisions adopted by the Board of Directors, each non-employee director receives an option to purchase 6,667 shares of our common stock issued upon his first election to the Board of Directors. These options vest monthly over three years. Stock options granted under the plan are priced at the closing market price of the Company’s stock on the day of grant. Further grants of stock options and/or restricted stock are issued to the members of the Board of Directors at the discretion of the Board of Directors for continuing service to the Company.

Pension and Benefits

The non-employee directors are not eligible to participate in the Company’s benefits plans, including the 401(k) plan.

Indemnification Agreements

The Company’s certificate of incorporation requires the Company to indemnify both the directors and officers of the Company to the fullest extent permitted by Delaware state law.

Continuing Education of Directors

We are committed to supporting the continuing education of our directors on relevant matters. The Governance Committee of the Board will decide on a case-by-case basis the appropriate level and frequency of support to provide.

Vote and Recommendation

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the nominees will be required to approve each nominee. This means that the six nominees with the most votes for election will be elected.

Our Board recommends a vote “FOR” each of the nominees.

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Executive Compensation and Other Information

Executive Officers

Jeff A. Hawthorne, 58, Chief Executive Officer, President, Principal Executive Officer and Director— On April 14, 2014, Jeff Hawthorne was appointed as our Chief Executive Officer, President and a director. During January 2009 to March 2012 and February 2013 to April 2014, Mr. Hawthorne was a business advisor to various companies. From March 2012 to February 2013, Mr. Hawthorne served as senior vice president and general manager of the MOCVD business unit at Veeco, where he was responsible for revenue of $300 million and 350 employees. From November 1991 to October 2008, Mr. Hawthorne was employed by Photon Dynamics, beginning as an inspection system applications engineer, promoted to VP of development and president of its image processing division, and eventually promoted to the positions of president and CEO of the company before it was acquired by Orbotech for $290 million. The company was the leading supplier of test, repair and inspection equipment for the flat panel display industry, with 350 employees and operations in Japan, Korea, Taiwan and China. As president and CEO, he oversaw multiple new product introductions, which drove the company’s market share to 80%, and grew annual revenues from $70 million to $180 million. Earlier in his career, Mr. Hawthorne held various technical and management roles at companies in flat panel display engineering consulting and the development of custom thin film deposition equipment used for semiconductor, solar and wear coating applications. Since October 2012, Mr. Hawthorne has served as a director on the board of directors at Iteru Systems, a developer of a unique enterprise data management platform. Since October 2008, Mr. Hawthorne is also a member of the visiting committee for the Dean of the Engineering School at the University of Rochester. Mr. Hawthorne holds a Master of Science degree in Optical Engineering from the University of Rochester, Institute of Optics and a Bachelor of Science, Cum Laude, in Engineering Physics from the University of Colorado, Boulder. Mr. Hawthorne also attended the Stanford Executive Program at Stanford University’s Graduate School of Business. Mr. Hawthorne is also an inventor on seven patents in automated machine vision technology for inspection and testing of flat panel displays. Mr. Hawthorne’s extensive business experience as an executive officer and his educational background gives him the qualifications and skills to serve as a director of Uni-Pixel, Inc.

Christine A. Russell, 66, Chief Financial Officer— Ms. Russell joined UniPixel in May of 2015. From May 2014 to March 2015, she served as CFO of Vendavo, Inc., a pricing optimization enterprise software company, which was sold in late 2014 to a private equity firm. From May 2009 to October 2013, Ms. Russell was Chief Financial Officer of Evans Analytical Group, (EAG), a leading global provider of materials characterization and microelectronic failure analysis and “release to production” services. From June 2006 to April 2009, Ms. Russell was with Virage Logic Corporation, a provider of advanced intellectual property for the design of integrated circuits, where she served as Execuitve Vice President of Business Development from September 2008 and as Chief Financial Officer from June 2006 to September 2008. Ms. Russell served as Senior Vice President and Chief Financial Officer of OuterBay Technologies, Inc., a database archiving and data lifecycle management company, from May 2005 to February 2006, when OuterBay was acquired by Hewlett-Packard Company. From October 2003 to May 2005, Ms. Russell served as the Chief Financial Officer of Ceva, Inc. a company specializing in semiconductor intellectual property offering digital signal processing cores and software. From October 1997 to October 2003, Ms. Russell served as Chief Financial Officer of Persistence Software, Inc., a company offering application server technology for major financial institutions and enterprises. Prior to 1997, Ms. Russell served in various senior financial management positions with a variety of technology companies. Ms. Russell holds a B.A. degree and M.B.A. degree from the University of Santa Clara.

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Robert J. Petcavich, 61, Former Senior Vice President and Chief Technology Officer— Dr. Petcavich became the Senior Vice President and Chief Technology Officer of UniPixel when he joined us in January 2008. Dr. Petcavich resigned from the Company on December 31, 2015. Dr. Petcavich was also the co-founder of Health Beacons Inc. in Kirkland, Washington, a company that develops leading edge implantable RFID technology for the medical surgical cancer field. Dr. Petcavich was Senior Vice President and Chief Technology Officer of Lumera Corporation (NASDAQ:LMRA) in Bothell, Washington, a publicly traded nanotechnology polymer platform bioscience and molecular photonics technology company. Dr. Petcavich has been the Chairman, CEO and CTO of several advanced materials and medical informatics technology companies. Dr. Petcavich was Vice President of Deposition Technologies Inc. from 1982 to 1988, an advanced materials company involved in electro optic and aerospace thin film materials development and manufacturing which was subsequently acquired by Brunswick Defense (NYSE:BC) and Material Sciences Corporation (NYSE:MSC) in 1986. From August 1988 until September 1995, Dr. Petcavich was President and CEO of Alphascribe Express Inc., an electronic medical records service enterprise, which was subsequently sold to Rodeer Systems. Dr. Petcavich was also founder, Chairman and CTO of Planet Polymer Technologies Inc. (Nasdaq:POLY now PLNT) from 1992 until 2002, an advanced materials intellectual property development company which merged with Allergy Free Inc. of Houston, Texas. Dr. Petcavich was also founder, CEO and Chairman from 1996 until 2001 of Alife Medical Inc., a natural language processing software services provider for the medical billing industry. Alife Medical Inc. was one of the fastest growing companies in the United States in 2010 according to Red Herring, and was acquired by Ingenix, Inc. Dr. Petcavich was also founder and a board member of Molecular Reflections Inc., a MEMS based biotech design and discovery platform company, as well as Polytronix Inc., a custom LCD manufacturer of Richardson, Texas. Dr Petcavich has a Ph.D. degree in Polymer Science, a Master of Science degree in solid state science, and a B.S. degree in chemistry from Pennsylvania State University, and he completed the PMD executive management degree program at Harvard. Dr. Petcavich holds 28 issued United States patents in fields such as electro optic LCD displays, biotechnology MEMS devices, time released animal neutraceuticals, fruit shelf life extension technology, and handheld wireless devices. Dr. Petcavich is also on the Board of Directors of the College of Science at Pennsylvania State University and the Harvard Business School Alumni Club in the Houston area. Dr. Petcavich resigned on December 31, 2015.

Robert A. Rusenko, 50, Former Chief Operating Officer— On April 29, 2013, Robert Rusenko became our Vice President of Operations and on April 14, 2014, the Board formally designated Mr. Rusenko as our Chief Operating Officer. Mr. Rusenko resigned from the Company on December 31, 2015. From November 2008 to April 2013, Mr. Rusenko served as vice president and general manager of Alpharetta printed products at Scientific Games, a global leader in gaming solutions for lottery and gaming organizations. At Scientific Games, Mr. Rusenko was responsible for a high-throughput, roll-to-roll manufacturing facility, which is the largest in the world for printed lottery products and more than double the capacity of any other facility. Mr. Rusenko joined Scientific Games as the Vice President of Quality and Operational Excellence reporting to the COO in September 2007 and remained in that role until November 2008. From May 2006 to September 2007, Mr. Rusenko served as an operations business leader at DuPont Performance Materials, a $6 billion platform focused on engineering, packaging and industrial polymers. As the operations business leader of DuPont’s $1.8 billion Nylon and PBT segment of the engineering polymers business, Mr. Rusenko was responsible for developing and leading its global supply chain strategy. From June 2001 to December 2005, Mr. Rusenko served as vice president of operations at Saint Gobain-CertainTeed Corporation, a North American manufacturer of building materials, where Mr. Rusenko was responsible for five manufacturing sites, three distribution centers, 1,300 employees, and an operational budget of $420 million. From January 2000 to June 2001, Mr. Rusenko served as director of worldwide manufacturing at W. R. Grace, a global specialty chemicals and materials company, where he was responsible for manufacturing, logistics and Six Sigma. Mr. Rusenko also previously held several management positions of increasing responsibility at GE Plastics, a $7 billion division of GE, where he received the coveted Six Sigma Gold Award for driving operational improvements. Before GE, Mr. Rusenko held several management positions of increasing responsibility at AlliedSignal, a global corporation with operations in the automotive, aerospace and specialty chemicals markets. At AlliedSignal, Mr. Rusenko transitioned chemical and pharmaceutical products from laboratory to commercial production, and earned an award for outstanding achievement from Larry Bossidy, the highly regarded CEO. Mr. Rusenko earned his B.S. in chemical engineering from Widener University. Mr. Rusenko has completed Masters level courses in chemical engineering and business administration from the University of Virginia/New Jersey Institute of Technology and Villanova University, respectively. Mr. Rusenko also holds a GE Master Black Belt certification. Mr. Rusenko resigned on April 15, 2015.

Executive Officer Compensation

The table below summarizes the total compensation paid to or earned by our principal executive officer, the two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of the last completed fiscal year, and one individual who would have been included in the two most highly compensated executive officers other than the principal executive officer but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. Collectively, we refer to these officers as the “named executive officers”. The amounts represented in the “Option Awards” column reflect the stock compensation expense recorded by the Company pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and does not necessarily equate to the income that will ultimately be realized by the named executive officers for such awards.

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Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards (3)		Option Awards (4)	Non- Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total

Jeff A. Hawthorne	2015	$241,6676	$—	$460,831	$	$—	$—	$—	$—	$702,498
Chief Executive Officer, President (Principal Executive Officer) & Director	2014	$179,00	—	$301,042		—	—	—	—	$480,048

Christine A. Russell	2015	145,731	—	44,133		—	—	—	—	189,864
Chief Financial Officer & Secretary	2014	—	—	—		—	—	—	—	—

Robert J. Petcavich (1)	2015	204,750	—	231,670		—	—	—	—	436,420
Former Senior Vice President & Chief Technology Officer	2014	195,000	—	239,940		22,558	—	—	—	457,498

Robert A. Rusenko (1)	2015	62,869	—	43,004		114,261	—	—	111,739	331,873
Former Chief Operating Officer	2014	190,740	—	100,347		375,722	—	—	—	666,809

(1)	Robert Petcavich resigned on December 31, 2015, and Robert Rusenko resigned on April 15, 2015.

(2)	Amounts reflect the aggregate annual cash bonus earned by each of our named executive officers for fiscal years 2015 and 2014.

(3)	Amounts reflect restricted stock awards granted for each of fiscal years 2015 and 2014. The amounts represent the aggregate grant date fair value of the awards granted to each named executive officer computed in accordance with stock-based accounting rules (FASB ASC Topic 718). The restricted stock awards granted on April 14, 2014 vest 1/3rd on April 14, 2015, 1/3rd on April 14, 2016 and 1/3rd on April 14, 2017. The restricted stock awards granted on July 31, 2015 vest 1/3rd on July 31, 2016, 1/3rd on July 31, 2017 and 1/3rd on July 31, 2018.

(4)	For 2015 and 2014, the amounts reflect the compensation cost recognized in 2015 and 2014, respectively, for stock options in accordance with FASB ASC Topic 718, which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule. For additional information relating to the assumptions made by us in connection with the valuation of these awards for 2014, refer to Note 6 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. For additional information relating to the assumptions made by us in connection with the valuation of these awards for 2015, refer to Note 6 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(5)	For the year ended December 31, 2015, this includes an employee separation and release expense for Robert Rusenko in fiscal year 2015.

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Narrative Disclosures

401(k) Plan

Effective February 2007, the Company created an employee benefit plan available to all full-time employees under Section 401(k) of the Internal Revenue Code (“401(k) plan”). Employees may make contributions up to a specified percentage of their compensation, as defined. The Company is not obligated to make contributions under the 401(k) plan. In addition, the Company did not make any matching employer contribution to the 401(k) Plan in 2015 or 2014.

Employment Agreements

As of December 31, 2015, the Company does not have any employment agreements outstanding.

Payments Upon Termination and Change of Control

The Company has agreed that, if the employment of Jeff Hawthorne, the Company’s Chief Executive Officer and President, is terminated during the period that begins when negotiations for a Change in Control begin and ends on the six month anniversary of the closing of the Change in Control transaction and such termination is not a termination for any other reason, (i) Mr. Hawthorne will receive a severance payment equal to two years of his annual salary, (ii) all unvested equity awards he may have received during her employment will, to the extent that such awards are unvested, immediately vest and (iii) should he elect to continue to receive group health benefits under COBRA, for a period of 12 months following her termination the Company will pay the premiums for his continuation coverage, up to a maximum of $1,500 per month.

The Company has also agreed that, if the employment of Christine Russell, the Company’s Chief Financial Officer, is terminated during the period that begins when negotiations for a Change in Control (as defined in the offer letter dated May 21, 2015) begin and ends on the six month anniversary of the closing of the Change in Control transaction and such termination is not a termination for any other reason, (i) Ms. Russell will receive a severance payment equal to one year of her annual salary, (ii) all unvested equity awards she may have received during her employment will, to the extent that such awards are unvested, immediately vest and (iii) should she elect to continue to receive group health benefits under COBRA, for a period of 12 months following her termination the Company will pay the premiums for her continuation coverage, up to a maximum of $1,500 per month.

Grants of Plan-Based Awards

Name	Grant date	All other stock awards: Number of shares of stock or units	Grant date fair value of stock and option awards
Jeff A. Hawthorne	7/31/2015	100,000	$124,000

Christine Russell	7/31/2015	180,000	223,200

Robert J. Petcavich (1)	—	—	—

Robert A. Rusenko (1)	—	—	—

(1)	Robert Petcavich resigned on December 31, 2015 and Robert A. Rusenko resigned on April 15, 2015.

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Executive Officer Equity Awards Outstanding

	Outstanding Equity Awards at December 31, 2015
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Jeff A. Hawthorne	—	—	$—	—	100,000	(a)	$52,000	(c)	—	$—
	—	—	$—	—	100,000	(b)	52,000	(c)	—	—

Christine Russell	—	—	$—	—	180,000	(b)	93,600	(c)	—	—

Robert J. Petcavich (d)(e)	33,334	—	7.50	1/7/2018	—		—		—	—
	1,667	—	7.50	1/28/2020	—		—		—	—
	80,000	—	7.50	1/28/2020	—		—		—	—
	160,000	—	6.93	1/21/2021	—		—		—	—

Robert A. Rusenko (d)	—	—	$—	—	—		—		—	—

(a)	50% vest on 4/14/2016 and 50% on 4/14/2017.
(b)	1/3rd vest on 7/31/2016; 1/3rd vest on 7/31/2017; and 1/3rd on 7/31/2018.
(c)	Valued at $0.52 per share which was the closing price of our common stock on December 31, 2015.
(d)	Robert Petcavich resigned on December 31, 2015 and Robert A. Rusenko resigned on April 15, 2015.
(e)	The option award for 1,667 shares expired on March 30, 2016 without being exercised.

Option Exercises and Stock Vested

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Jeff A. Hawthorne	—	$—	65,359	$392,199

Christine A. Russell	—	—	10,240	12,800

Robert J. Petcavich	—	—	6,000	34,980

Robert A. Rusenko	—	—	16,667	124,336

Compensation of Executive Officers

Overview

The Compensation Committee of the Board administers our executive compensation and benefit programs. Our Compensation Committee is appointed by our Board, and consists entirely of independent directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee, along with our independent directors on the full Board, oversee all compensation and benefit programs and actions that affect our executive officers.

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Compensation Philosophy

We are committed to developing and commercializing innovative products. We are engaged in a competitive industry, and to accomplish this objective, we design our compensation programs to attract, motivate and retain qualified executives dedicated to working towards our short and long-term corporate goals. People are one of our key assets, and we seek to hire employees and executives who share our corporate vision and values and have the skills and motivation to execute on our corporate strategy. In our dynamic work environment, we foster the following corporate values:

●	Leadership;

●	Innovation and creativity;

●	Diversity;

●	Teamwork;

●	Accountability; and

●	High ethical standards.

Objectives of Our Compensation Program

The primary objective of our compensation programs for our executive officers is to attract and retain qualified executives and employees of outstanding ability and potential. In addition, other objectives of our compensation program include the following:

●	Motivate executives and employees to work towards completing our overall corporate goals and milestones and their individual employee objectives over the short and long-term;

●	Align our executives’ and employees’ performance with our stockholders’ interests; and

●	Compete effectively with the compensation programs of comparable companies to allow us to compete with our peers for valuable human resources.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance measured over a short and long-term basis. Accordingly, the Compensation Committee aims to balance a fixed cash base salary with variable cash and equity incentives to motivate each executive to reach his or her individual objectives as well as our overall corporate objectives. Base salaries, annual cash incentives and the vesting of our restricted stock awards, options and retirement plans encourage executive retention and provide a balance between short and long-term elements of compensation.

We generally set corporate objectives at the beginning of the fiscal year, against which the performance of our executives is evaluated for determining adjustments in compensation for the subsequent fiscal year. Our corporate objectives typically include the progress of sales growth, advancement of research and development programs, management of costs and expenses and attainment of necessary capital resources.

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Compensation Process; Role of Management

The Compensation Committee is responsible for determining and approving all compensation for our executive officers. Pursuant to its charter, the Compensation Committee recommends for approval by the independent members of the full Board the salary, bonus, equity grants and other aspects of the compensation of our President and Chief Executive Officer, approves the salary and bonus levels for other executive officers, approves equity grants to other executive officers and approves all employment, severance and change-in-control agreements applicable to other executive officers. Our Chief Executive Officer assists the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers, and typically recommends specific compensation packages for our executive officers based upon his assessment and evaluation of their performance for the prior year. In determining the amount of compensation to be paid to our executive officers, the Compensation Committee reviews the compensation paid to comparable officers by companies similar in size in the industry.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer assesses each executive officer’s performance for the prior fiscal year based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary, target bonus, and equity awards, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines all compensation for the Chief Executive Officer, subject to the final approval of the full Board.

At the annual meeting that was held on May 12, 2015, our shareholders voted to approve on an advisory basis, by a margin of 86%, the compensation paid to our named executive officers. The Compensation Committee viewed the results of the 2015 advisory vote as an affirmation of our current pay practices, and so it did not implement significant changes to our executive compensation program for the year 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section entitled “Compensation of Executive Officers” included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation of Executive Officers” be included in this Proxy Statement. The material in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

Compensation Committee of the Board

Malcolm J. Thompson

Bruce I. Berkoff

Ross A. Young

Security Ownership Of Management AND Certain Beneficial Owners

The following table shows information known to us about beneficial ownership of our common stock by:

●	each of our directors;

●	each of our current named executive officers as well as any additional individuals identified as named executive officers in the section of this report titled “Executive Officer Compensation”;

●	all of our current directors and named executive officers as a group; and

●	each person known by us to beneficially own more than 5% of our common stock.

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Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of April 22, 2016 through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants that are exercisable within 60 days of April 22, 2016 are considered to be outstanding. These shares, however, are not considered outstanding as of April 22, 2016 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 38,251,836 shares of common stock outstanding as of April 22, 2016.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class
Directors and Officers:
Jeff A. Hawthorne	264,749	(2)	0.69%
Christine A. Russell	212,600	(3)	0.56%
Robert A. Rusenko (former Vice President of Manufacturing)	16,667	(4)	0.04%
Robert J. Petcavich (former Chief Technical Officer)	311,334	(5)	0.81%
Carl J. Yankowski	102,801	(6)	0.27%
Bruce I. Berkoff	52,134	(7)	0.14%
Ross A. Young	60,134	(8)	0.16%
William Wayne Patterson	53,967	(9)	0.14%
Anthony J. LeVecchio	106,267	(10)	0.28%
Malcolm J. Thompson	14,075	(11)	0.04%
All Current Directors and Executive Officers as a Group (8 persons)	866,727		2.27%
5% Stockholders:
Hudson Bay Capital Management, L.P. (12)	3,974,380		9.78%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting power and/or investment power with respect to securities. Unless otherwise noted, all of such shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.

(2)	Includes 100,000 shares of restricted stock that vests 50% on April 14, 2016 and 50% on April 14, 2017. Includes 100,000 shares of restricted stock that vests 1/3rd on July 31, 2016, 1/3rd on July 31, 2017 and 1/3rd on July 31, 2018. The restricted stock may not be sold or transferred until vested.

(3)	Includes 180,000 shares of restricted stock that vests 1/3 on July 31, 2016, 1/3 on July 31, 2017 and 1/3 on July 31, 2018. The restricted stock may not be sold or transferred until vested.

(4)	Mr. Rusenko resigned on April 15, 2015.

(5)	Mr. Petcavich resigned on December 31, 2015. Includes options to purchase 275,001 shares of common stock exercisable within 60 days from April 22, 2016.

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(6)	Includes 3,600 shares of restricted stock that vests 50% on April 14, 2016 and 50% on April 14, 2017. Includes 10,000 shares of restricted stock that vests 1/3 on July 31, 2016, 1/3 on July 31, 2017 and 1/3 on July 31, 2018. The restricted stock may not be sold or transferred until vested. Includes options to purchase 76,001 shares of common stock exercisable within 60 days from April 22, 2016.

(7)	Includes 3,600 shares of restricted stock that vests 50% on April 14, 2016 and 50% on April 14, 2017. Includes 10,000 shares of restricted stock that vests 1/3 on July 31, 2016, 1/3 on July 31, 2017 and 1/3 on July 31, 2018. The restricted stock may not be sold or transferred until vested. Includes options to purchase 25,334 shares of common stock exercisable within 60 days from April 22, 2016.

(8)	Includes 3,600 shares of restricted stock that vests 50% on April 14, 2016 and 50% on April 14, 2017. Includes 10,000 shares of restricted stock that vests 1/3 on July 31, 2016, 1/3 on July 31, 2017 and 1/3 on July 31, 2018. Includes options to purchase 37,334 shares of common stock exercisable within 60 days from April 22, 2016.

(9)	Includes 3,600 shares of restricted stock that vests 50% on April 14, 2016 and 50% on April 14, 2017. Includes 10,000 shares of restricted stock that vests 1/3 on July 31, 2016, 1/3 on July 31, 2017 and 1/3 on July 31, 2018. The restricted stock may not be sold or transferred until vested. Includes options to purchase 26,667 shares of common stock exercisable within 60 days from April 22, 2016.

(10)	Includes 3,600 shares of restricted stock that vests 50% on April 14, 2016 and 50% on April 14, 2017. Includes 10,000 shares of restricted stock that vests 1/3 on July 31, 2016, 1/3 on July 31, 2017 and 1/3 on July 31, 2018. The restricted stock may not be sold or transferred until vested. Includes options to purchase 18,667 shares of common stock exercisable within 60 days from April 22, 2016. Also, includes 29,400 of warrants exercisable within 60 days from April 22, 2016.

(11)	Includes 10,000 shares of restricted stock that vests 1/3 on July 31, 2016, 1/3 on July 31, 2017 and 1/3 on July 31, 2018. Includes options to purchase 4,075 shares of common stock exercisable within 60 days from April 22, 2016.

(12)	The information as to Hudson Bay Capital Management, L.P. is derived from a Schedule 13G filed with the SEC on February 8, 2016. However, to the knowledge of the Company, the only securities to which the Schedule 13G pertains as of April 22, 2016 are warrants which the Company has issued for the issuance upon exercise of shares of common stock. The principal business address is 777 Third Avenue, 30th Floor, New York, NY, 10017.

PROPOSAL 2 – APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

In recent years, good corporate governance commentators and advisors have advocated and, increasingly, governmental regulatory authorities, including the SEC, are mandating that public companies, such as UniPixel, initiate procedures to ensure that our stockholders have input on our compensation programs for our named executive officers (referred to as “Say-on-Pay”). In summary, our policies and programs for compensating our named executive officers are designed to attract, retain, motivate, and reward top quality personnel capable of driving our success. Pay that reflects performance and alignment of that pay with the interests of long-term stockholders are key principles that underlie the design of our compensation programs for our named executive officers.

Our Board values and encourages constructive dialogue on executive compensation and other important governance topics with our stockholders, to whom it is ultimately accountable. We urge you to read this Proxy Statement for additional details on the Company’s executive compensation.

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Our Say-on-Pay proposal is designed to provide our stockholders with the opportunity to consider and vote upon the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the compensation tables and narrative discussion and the section entitled “Compensation of Executive Officers”. Although the vote is advisory and non-binding on the Company or the Board, our Board, the Governance Committee and the Compensation Committee will review the voting results. To the extent there is any significant lack of support for the compensation of our named executive officers, we would expect to initiate procedures designed to help us better understand stockholder concerns. Our Board, Governance Committee and Compensation Committee would consider constructive stockholder feedback in making future decisions about the compensation programs for our named executive officers.

At the annual meeting that was held on May 12, 2015, our shareholders voted to approve on an advisory basis, by a margin of 86%, the compensation paid to our named executive officers. The Compensation Committee viewed the results of the 2015 advisory vote as an affirmation of our current pay practices, and so it did not implement significant changes to our executive compensation program for the year 2015.

Marking the Proxy Card “For” indicates support for the compensation of our named executive officers; marking the Proxy Card “Against” indicates lack of support for the compensation of our named executive officers. You may abstain by marking the “Abstain” box on the Proxy Card.

Vote and Recommendation

This is an advisory vote and does not require a minimum number of votes. However, our Board of Directors recommends that stockholders vote “FOR” the approval of the compensation paid to our named executive officers.

Report of the Audit Committee

The Audit Committee of the Board has:

●	reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2015 with management;

●	discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●	received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditors communications with the Audit Committee concerning independence, and has discussed with PMB Helin Donovan matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the consolidated financial statements audited by PMB Helin Donovan for the fiscal year ended December 31, 2015 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board

Carl J. Yankowski, Chairman

William Wayne Patterson

Anthony J. LeVecchio

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Proposal 3 – Ratification of Appointment
of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PMB Helin Donovan as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2016. PMB Helin Donovan has served as our independent registered public accounting firm since 2005.

Stockholder ratification of the selection of PMB Helin Donovan as our independent registered public accounting firm is not required by our Bylaws or the Delaware General Corporation Law. The Board seeks such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of PMB Helin Donovan as our independent registered public accounting firm, the Board will reconsider whether to retain that firm for fiscal year 2016. In making its recommendation to the Board that stockholders ratify the appointment of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2016, the Audit Committee considered whether PMB Helin Donovan’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm.

Audit Information – Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee pre-approved the audit fees, audit-related fees, tax fees and all other fees described below in accordance with our pre-approval policy and believes such fees are compatible with the independence of PMB Helin Donovan.

	2015	2014
Audit Fees	$133,676	$165,880
Audit Related Fees	$0	$0
Tax Fees	$6,190	$7,400
All Other Fees	$9,120	$0

Audit Fees. The “Audit Fees” are the aggregate fees of PMB Helin Donovan attributable to professional services rendered in 2015 and 2014 for the audit of our annual financial statements and for review of financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by PMB Helin Donovan in connection with statutory and regulatory filings or engagements for those fiscal years. These fees include fees billed for professional services rendered by PMB Helin Donovan for the review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. PMB Helin Donovan did not bill us for any professional services that were reasonably related to the performance of the audit or review of financial statements for either the fiscal year ended December 31, 2015, or the fiscal year ended December 31, 2014, that are not included under Audit Fees above.

Tax Fees. PMB Helin Donovan billed $6,190 and $7,400 for the fiscal years ended December 31, 2015 and 2014, respectively, for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees. PMB Helin Donovan billed $9,120 and $0 for the fiscal year ended December 31, 20152014, respectively.

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee is required to periodically notify the Board of their approvals. The required pre-approval policies and procedures were complied with during 2015 and 2014.

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PMB Helin Donovan Representatives at Annual Meeting

We expect that representatives of PMB Helin Donovan will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Vote Required and Recommendation

The affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter will be required for approval of this proposal.

The Board recommends that stockholders vote “FOR” ratification of the appointment of PMB Helin Donovan as our independent registered public accounting firm for the fiscal year ending December 31, 2016 as described in this Proposal 3.

Proposal 4 – APPROVAL OF THE AMENDMENT TO THE UNI-PIXEL, INC. 2011 Stock INCENTIVE PLAN

We are asking our stockholders to approve an amendment (the “Amendment”) to the Uni-Pixel, Inc. 2011 Stock Incentive Plan (the “Plan”), pursuant to which an additional 1,600,000 shares of the Company’s common stock will be added to the existing 2,900,000 shares of the Company’s common stock reserved for issuance as options, SARs, dividend equivalent rights, restricted stock, performance units or performance shares (“Awards”). On January 21, 2011, our Board adopted the Plan to promote the long-term success of the Company by offering additional incentives to employees, consultants and directors to attract and retain the services of those persons essential to the Company’s growth and financial success. The Plan became effective on the date it was approved by the Board of Directors. Our stockholders approved the Plan at the Annual Meeting which took place on August 16, 2011. The Plan will continue in effect for a term of 10 years unless sooner terminated. The Plan was last amended by the Board on January 27, 2015 and approved by the stockholders on May 12, 2015, pursuant to which an additional 800,000 shares of the Company’s common stock were added to Company’s common stock reserved for Awards. The Amendment was adopted by our Board of Directors on April 18, 2016. Copies of the full text of the Plan are available for review at our principal offices and we will furnish copies to our stockholders without charge upon written request directed to Uni-Pixel, Inc., 4699 Old Ironsides Drive, Suite 300, Santa Clara, California 95054, Attention: Corporate Secretary. A copy of the Amendment is attached to this Proxy Statement as Appendix A.

In addition to the Plan, the Company also has outstanding awards made pursuant to three other plans – the Uni-Pixel, Inc. 2005 Stock Incentive Plan, the Uni-Pixel, Inc. 2007 Stock Incentive Plan and the Uni-Pixel, Inc. 2010 Stock Incentive Plan (collectively with the Plan, the “Company Award Plans”). The Company can no longer make awards under the Uni-Pixel, Inc. 2005 Stock Incentive Plan, but does have the ability to make awards under the Uni-Pixel, Inc. 2007 Stock Incentive Plan and the Uni-Pixel, Inc. 2010 Stock Incentive Plan in addition to the Plan. As of April 22, 2016, 262,302 shares of common stock remained available for future issuance under the Plan, 134,245 shares of common stock remained available for future issuance under the Uni-Pixel, Inc. 2010 Stock Incentive Plan and 81,726 shares of common stock remained available for future issuance under the Uni-Pixel, Inc. 2007 Stock Incentive Plan. As a result the total amount of awards that remain available for future issuance under these three plans is 478,273.

Our Board believes that the approval of the Amendment to increase the shares reserved under the Plan by 1, 600,000 shares, is essential to our future success. In 2016, we want to remain focused on balancing the longer-term needs of our business while remaining prudent with our spending in the short-term. Part of this strategy is limiting our current salary costs for employees while still attracting top talent. We believe that our current employees are our most valuable assets and that the future awards that will be permitted under the Plan through this Amendment are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we compete. These future awards that will be approved by the Amendment will enable us to align our long-term growth interests with that of our employees and in turn with the interests of our stockholders. It will also allow us to incentivize our new executive management team to maximize stockholder returns and increase the value of the Company’s common stock.

The following summary describes the material features of the Plan. The summary, however, does not purport to be a complete description of all the provisions of the Plan.

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Equity Compensation Plan Information

Description of the Plan

The Plan, as amended by the Amendment, authorizes the sale or award to employees, consultants and directors of the Company and its subsidiaries (collectively referred to as the “Recipients”) of up to 4,500,000 shares of the Company’s common stock (the “Plan Shares”). The Plan Shares may be authorized but unissued shares or reacquired common stock. If Plan Shares are forfeited or canceled, expire or are settled in cash, they will be deemed not to have been issued for purposes of determining the maximum aggregate number of Plan Shares which may be issued. If unvested Plan Shares are forfeited or repurchased by the Company at their original purchase price, such Plan Shares shall become available for future grant under the Plan. On April 19, 2016, the last sale price of our common stock was $1.94.

Each sale or award of Plan Shares under the Plan will be made pursuant to the terms and conditions provided for in an award agreement (an “Award Agreement”) entered into by the Company and the individual Recipient. Awards may include the grant of options, SARs, dividend equivalent rights, restricted stock, performance units or performance shares although, to date, the only Awards that have been granted from the Plan are restricted stock grants and stock options.

Plan Shares may be sold or awarded under the Plan for such consideration as the Board may determine, including cash, check, promissory notes, surrender of shares of common stock and payment through a broker-dealer sale and remittance procedure; provided, however, that the portion of the consideration equal to the par value of the Plan Shares must be paid in cash or other legal consideration permitted under Delaware law.

Plan Administration

The Plan is administered by the Board, either in its entirety or by a committee of the Board (the “Administrator”). Subject to the limitations set forth in the Plan, the Administrator has discretion to take any actions it deems necessary or advisable for the administration of the Plan.

Terms and Conditions

Only employees, consultants and directors of the Company and its subsidiaries will be eligible to receive Awards under the Plan. Currently, we have two executive officers, five non-employee directors and thirty-eight employees who are eligible to receive Awards under the Plan. Awards may be subject to such special forfeiture conditions, rights of repurchase and other transfer restrictions as the Administrator may determine appropriate with respect to a particular Award, as set forth in the Award Agreement.

Restrictions on Transfer

The Plan provides that incentive stock options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the grantee, only by the grantee. Other Awards may be transferred by will and by the laws of descent and distribution, and during the lifetime of the grantee, by gift and/or pursuant to a domestic relations order to members of the grantee’s immediate family to the extent and in the manner determined by the Administrator.

Adjustment of Shares

The number of Plan Shares covered by each outstanding Award Agreement will be proportionately adjusted for (a) any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or similar transaction affecting the common stock, (b) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company, or (c) as the Administrator may determine in its discretion, any other transaction with respect to common stock to which Section 424(a) of the Internal Revenue Code applies or a similar transaction.

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Amendments to the Plan

The Plan may be amended, suspended or terminated by the Board at any time and for any reason. To the extent necessary to comply with applicable laws, the Company must obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

Tax Consequences Relating to the Sale or Award of Restricted Stock Under the Plan

The following is a brief summary of certain federal income tax consequences arising with respect to the sale or award of Plan Shares under the Plan. This summary is not intended to be exhaustive and the exact federal income tax consequences to the Recipients of Plan Shares under the Plan will depend on various factors and on the particular circumstances of the Recipients. This summary is based on present laws, regulations and interpretations. Therefore, the federal income tax consequences described in this summary may change.

Generally, a Recipient of Plan Shares will not recognize taxable income until such time as the right of repurchase imposed on the Plan Shares lapses. The taxable income will then be equal to the excess of the fair market value of the Plan Shares at the time the right of repurchase imposed on the Plan Shares lapses less the amount (if any) the Recipient paid for the Plan Shares.

However, the Recipient may elect under Internal Revenue Code Section 83(b) to include as ordinary income in the year of the award or purchase an amount equal to the excess of the fair market value of the Plan Shares on the date of the sale or award less the amount (if any) the Recipient paid for the Plan Shares. If the Recipient makes the Section 83(b) election, the Recipient will not recognize any additional income when the Plan Shares vest. Any appreciation in the value of Plan Shares after the award or purchase is not taxed as compensation but instead is taxed as capital gain when the Plan Shares are sold or transferred. If the Recipient makes a Section 83(b) election and the Plan Shares are later forfeited, the Recipient is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the Internal Revenue Service within 30 days following the date the Plan Shares are awarded or sold to the Recipient. Any ordinary income resulting from the election will be subject to applicable tax withholding requirements if the Recipient is an employee or former employee of the Company. The election generally is not revocable and cannot be made after the 30-day period has expired.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income the Recipient recognizes in connection with a Restricted Share award. The deduction will generally be allowed for the taxable year of the Company in which the Recipient recognizes such ordinary income.

Tax Consequences Relating to the Sale or Award of Stock Options Under the Plan

Non-Statutory Stock Options

Under the current provisions of the Internal Revenue Code, if shares of common stock are issued to the original holder of a non-qualified option granted and exercised under the Plan (assuming there is not an active trading market for options of the Company), the Recipient will not recognize income at the time of the grant of the option. However, on exercise of the option and purchase of the common stock, the Recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock acquired at the time of exercise over the exercise price. Furthermore, upon the sale of the shares of common stock the Recipient will recognize a short-term or long-term capital gain, or loss, as the case may be, in an amount equal to the difference between the amount the Recipient received from the sale of those shares and the Recipient’s tax basis in the shares (as described below). Finally, we will be entitled to expense as compensation the amount of ordinary income that the holder recognized.

If the Recipient pays the exercise price entirely in cash, the tax basis of the shares of common stock will be equal to the amount of the exercise price paid plus the ordinary income recognized by the Recipient from exercising the options. This basis should equal the fair market value of the shares of common stock acquired on the date of exercise. The holding period will begin on the day after the tax basis of the shares is determined.

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The ordinary income received by the Recipient on exercise of the option is considered to be compensation from the Company. As with other forms of compensation, withholding tax and other trust fund payments will be due with respect to the exercise of the options.

Incentive Stock Options

The rule stated above is different when there has been an acquisition of our common stock pursuant to the exercise of an incentive stock option. The rules governing incentive stock options prevent the taxation of the options as income to the Recipient at the time the option is granted or at the time the Recipient exercises the option and buys the stock. The Recipient incurs tax (which is at capital gains rates) only at the time of the sale of the stock the Recipient purchased by exercising the option. However, in order to take advantage of the special tax treatment, there are certain restrictions relating to incentive stock options that must be met. The Recipient must be an employee and must have an option to receive shares of the corporation employing him, its parent or its subsidiary. The options must be granted within 10 years from the date that the plan is adopted by the Board of Directors or approved by the stockholders, whichever is earlier. Further, the option granted must be exercisable within 10 years from the date it is granted, unless the Recipient owns stock with more than 10% of the total combined voting power of all classes, in which case the option granted must be exercisable within 5 years from the date it is granted. The exercise price may not be less than the fair market value of the stock at the time the option is granted, unless the Recipient owns stock with more than 10% of the total combined voting power of all classes, in which case the exercise price may not be less than 110% of the fair market value of the stock at the time the option is granted. The option may not be transferred other than by will or the laws of descent and distribution. The option may be exercised only by the Recipient (unless the Recipient dies, in which case his executor, administrator or representative would be entitled to exercise). The Recipient must remain an employee of the corporation from the time the option is granted until three months before the option is exercised. Once the stock has been purchased by exercise of the incentive option, it cannot be sold within two years from the date the option was granted or within one year from the date the option was exercised and the stock was purchased, whichever is later.

Awards Made During the 2015 Year

With the exception of our non-employee directors, who receive an option to purchase 6,667 shares of our common stock upon first election to the Board of Directors, none of our officers, directors or employees are entitled, as a matter of contract or policy, to receive a specific Award from the Plan. For information relating to the shares of restricted stock and stock options granted to our directors during the 2015 year, please see the discussion titled “Director Compensation” included in this Proxy Statement. For information relating to the shares of restricted stock and stock options granted to our named executive officers during the 2015 year, please see the discussion titled “Executive Compensation” included in this Proxy Statement. The table below illustrates the number of shares of restricted stock or the number of shares of common stock underlying options granted to all current executive officers as a group, all current directors who are not executive officers as a group, each associate of any director or executive officer, each other person who received 5% or more of the restricted stock or options granted during 2015 and all employees who are not executive officers, as a group:

Classification	Number of Shares of Restricted Stock	Number of Shares Underlying Stock Options

Executive officers, as a group	305,599	—
Non-employee directors, as a group	70,000	—
Associates of directors or executive officers	—	—
Persons who received 5% or more of restricted stock or options granted during 2015	—	—
Employees who are not executive officers, as a group	224,336	658,000

The Plan currently has reserved for issuance of 2,900,000 shares of common stock. Of that amount, as of April 22, 2016, we have granted awards for shares of restricted stock and options for the purchase common stock covering 2,637,698 shares of common stock. In addition, as of April 22, 2016, there are currently outstanding under all the Company Award Plans, awards for shares of restricted stock and options for purchase of common stock totaling 2,530,888 shares.

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Potential Dilutive Impact of Plan Amendment

We are committed to effectively managing our employee equity compensation programs while minimizing stockholder dilution. For this reason, in administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our stockholders. We define “burn rate” as the number of equity awards granted during the year, divided by the weighted average number of shares of common stock outstanding during the period. The burn rate measures the potential dilutive effect of our equity grants. We define “overhang” as the number of full value awards granted (but not yet vested or issued) and stock options granted (but not yet exercised) divided by the number of shares of common stock outstanding at the end of the period.

In January 2015, when our Board adopted the prior amendment increasing the number of shares available for issuance under the Plan, the Company had 12,350,715 shares of common stock outstanding. In April 2015, we acquired certain assets used for the production of capacitive touch sensors comprised of fine lines of copper metal photo lithographically patterned and plated on flexible plastic film (the “Touch Sensors”) and entered into various patent and intellectual property license and other agreements for the manufacture and production of the Touch Sensors. Concurrent with this acquisition, we sold Senior Secured Convertible Notes, which have since been repaid, including through the issuance of shares of common stock. In addition, in November 2015 we sold shares of our common stock in a public offering. In part as a result of these transactions in our securities, we had 38,251,836 shares of common stock outstanding on April 22, 2016.

Burn Rate Analysis. In setting the amount of shares subject to the Plan at 4,500,000, the Board considered the historical amounts of equity awards the Company has granted in the past three years. In fiscal years 2013, 2014 and 2015, the Company granted equity awards under the Company Award Plans representing approximately 4.6%, 3.5%, and 7.6% of 11,512,996, 12,331,322 and 16,574,743 weighted average common shares outstanding in each respective year. Using grants under all the Company Award Plans, the Company calculated its three-year average equity share usage at 5.2% of weighted average common shares outstanding. However, in light of the increase in the number of shares outstanding in 2015, as of April 22, 2016, the weighted average common shares outstanding is approximately 35,975,953, or more than double that of 2015. In determining the number of shares proposed to be added to the Plan, which is approximately 4.4% of that amount, we have considered the burn rate percentage for issuances in 2015 using the current weighted average common shares outstanding amount, and as was the case in 2014, it is approximately 3.5% with the higher number of shares now outstanding which would result over the prior three years in burn rates of 4.6%, 3.5% and 3.5%, respectively. The Compensation Committee intends to manage the Company’s burn rate by continuing to review institutional investor guidelines and market practices, and, in connection with that, we believe the 1,600,000 shares of common stock for which stockholder approval is being sought represents an appropriate increase at this time.

Overhang Analysis. In setting the amount of additional shares to be subject to the Plan, the Board also considered the total amount of awards outstanding under existing grants. As of April 22, 2016, awards covering an aggregate of 2,530,888 shares of common stock were outstanding and 478,273 shares remain available for future issuance under all of the Company Award Plans. Accordingly, our outstanding awards and shares available for issuance under all the Company Award Plans, consisting of approximately 3.0 million shares of common stock (commonly referred to as the “overhang”), represented approximately 7.9% of our outstanding shares of common stock as of April 22, 2016, on a fully diluted basis. If stockholders approve the Plan, an additional 1.6 million shares will be available for future grants, which will bring the total overhang to approximately 12.0%, which we believe is within industry norms.

Vote Required and Recommendation

The affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter will be required for approval of this proposal.

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The Board recommends that stockholders vote “FOR” the approval of the Amendment to the Uni-Pixel, Inc. 2011 Stock Incentive Plan as described in this Proposal 4.

Certain Relationships And Related Transactions

Other than compensation agreements and other arrangements with our executive officers and directors, during our last two fiscal years there has not been, and there is not currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

Requirements For Advance Notification of Nominations
and Stockholder Proposals

Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2017 Annual Meeting of stockholders must be received by us no later than December 30, 2016, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this Proxy Statement, and must comply with the requirements of the proxy rules promulgated by the SEC. Stockholder proposals should be addressed to our Corporate Secretary at 4699 Old Ironsides Drive, Suite 300, Santa Clara, California 95054.

Recommendations from stockholders which are received after the deadline likely will not be considered timely for consideration by the Committee for next year’s Annual Meeting.

Other Matters

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, of if no recommendation is given, in their own discretion.

The Company’s Annual Report to Stockholders for fiscal year 2015 is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting. The Annual Report includes the consolidated financial statements, unaudited selected consolidated financial data and management’s discussion and analysis of financial condition and results of operations. The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Proxy Statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your stockbroker, bank or other nominee record holder, or you may contact us at the address or telephone number below. In any event, if you did not receive an individual copy of this Proxy Statement, we will send a copy to you if you address your written request to, or call, Christine A. Russell, Chief Financial Officer and Corporate Secretary of Uni-Pixel, Inc., 4699 Old Ironsides Drive, Suite 300, Santa Clara, California 95054, telephone number (408) 675-5079.

Copies of the documents referred to above that appear on our website are also available, without charge, upon request by any stockholder addressed to our Corporate Secretary, Uni-Pixel, Inc., 4699 Old Ironsides Drive, Suite 300, Santa Clara, California 95054.

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Appendix A

AMENDMENT NO. 3 TO THE

UNI-PIXEL, INC. 2011 STOCK INCENTIVE PLAN

The undersigned hereby certifies that (1) she is the duly elected, qualified and acting Secretary of Uni-Pixel, Inc. (the “Company”) and (2) on April 18, 2016, in accordance with Section 13 of that certain Uni-Pixel, Inc. 2011 Stock Incentive Plan (the “Plan”), the Board of Directors of the Company amended the Plan, which amendment was approved by the stockholders of the Company and became effective on June 8, 2016. Said amendment deleted the first sentence of sub-section 3.01 of Section 3, which states:

3.01. Fixed Share Limit. Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Two Million Nine Hundred Thousand (2,900,000) Shares.

and replaces it with the following:

3.01. Fixed Share Limit. Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Four Million Five Hundred Thousand (4,500,000) Shares.

In all other respects, the terms and conditions of the Plan shall remain the same.

IN WITNESS WHEREOF, the undersigned has signed her name as of this 8th day of Junel, 2016.

/s/ CHRISTINE RUSSELL
Christine Russell
Chief Financial Officer and Secretary

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